Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 27, 2026, with respect to the statement of assets and liabilities of ARK 21Shares Bitcoin ETF (the “Trust”),including the schedule of investment, as of December 31, 2025, and the related statements of operations and changes in net assets for the year then ended andthe effectiveness of internal control over financial reporting as of December 31, 2025, incorporated herein by reference.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Towson, Maryland

February 27, 2026